Exhibit 21.1

SUBSIDIARIES OF OWL ROCK CAPITAL CORPORATION II

Name	Jurisdiction

OR LENDING II LLC	DELAWARE

ORCC II FINANCING LLC	DELAWARE

OR DH II LLC	DELAWARE